U.S. Securities and Exchange Commission

Washington, D.C. 20549

Form 10 - SB

GENERAL FORM FOR REGISTRATION OF SECURITIES
FOR SMALL BUSINESS ISSUERS

Under Section 12(b) or (g) of the Securities Exchange
Act of 1934

XAIBE, INC.
(Name of Small Business Issuer in its Charter)

Nevada
                                       76 B 059 - 4907
(State or other jurisdiction      (IRS Employer ID
of incorporation or                   number)
 organization)

2400 Loop 35, #1502, Alvin TX
77512
(Address of Principal Executive Offices)
(Zip Code)

Issuer's Telephone Number: (281) 331-5580

Securities to be Registered under Section 12(b) of the Act:

Title of each class                     Name of each
exchange on which
to be so registered                     Each class is
to be registered

Not Applicable


Securities to be registered under Section 12(b) of the Act:

Common Stock
(Title of Class)







	XAIBE, INC.

	(A Development Stage Enterprise)

	FINANCIAL STATEMENTS

	For the Period from July 17, 1998
(Inception) through October 31, 1999


/S/	Janet Loss, C.P.A., P.C.
Certified Public Accountant
	3525 South Tamarac Drive, Suite 120
	Denver, Colorado 80237


	XAIBE, INC.
	(A Development Stage Enterprise)

INDEX TO FINANCIAL STATEMENTS


	TABLE OF CONTENTS

Condensed Balance Sheet, October 31, 1999

Condensed Statement of Operations, for the Period from July 17, 1998 (Inception)
Thru October 31, 1999

Condensed Statement of Stockholders' Equity (Deficit),
For the period from July 17, 1998 (Inception)
Thru October 31, 1999

Condensed Statement of Cash Flows, for the
Period from July 17, 1998 (Inception)
Thru October 31, 1999

Notes to Financial Statements
XAIBE, INC.
(A Development Stage Enterprise)

CONDENSED BALANCE SHEET

                                             October 31, 1999


                           ASSETS

CURRENT ASSETS:
Cash in checking												  	         $2,204

OTHER ASSETS:

License Rights							      	            $1,000
Deferred Offering Costs			              $10,005
Total other Asset										             $11,005

TOTAL ASSETS														              $13,209


LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:											         $0

STOCKHOLDERS' EQUITY:

Common stock, $0.001 Par
value, 10,000,000 shares
Authorized, 1,600,000 shares
Issued and outstanding				              1,600

Additional Paid-In capital		            19,900

Retained earnings (Deficit)      		     (8,291)

Total Stockholders' Equity							       13,209

Total Liabilities and
Stockholders' Equity								             $13,209


       "See notes to condensed financial statements."



XAIBE, INC.
(A Development Stage Enterprise)

CONDENSED STATEMENT OF OPERATIONS

For the period July 17, 1998 (Inception)
 Thru October 31, 1999


REVENUES:																	              $0

OPERATING EXPENSES:
Bank charges															             66
Management fees													            5,000
Legal and Accounting Fees									      3,000
Office Expenses													            225

Total Operating Expenses									       8,291

NET (LOSS)															               $(8,291)

NET (LOSS) PER
SHARE OF COMMON STOCK						  						     (.0085)

Weighted Average
Number of shares
Outstanding																             966,666



"See notes to condensed financial statements."

         XAIBE, INC.
(A Development Stage Enterprise)

   CONDENSED STATEMENT OF STOCKHOLDERS' EQUITY (DEFICIT)

       For the period from July 17, 1998 (Inception)
                 Thru October 31, 1999


               Common     Common   Additional  Deficit        Total
               Stock      Stock    Paid-in     Accumulated    Stockholders
               Number of  Amount   Capital     During         Equity
               Shares                          Developement
                                              Stage


Balance        0          $0       $0          $0             $0
July 17,
1998


October 6,
1998, shares
issued for
organizational
costs         500,000     500      0           0               500

May 28, 1999,
shares issued
for license
agreement     1,000,000   1,000    0           0               1,000

May 31, 1999,
shares issued
for cash      100,000     100      19,900      0               20,000

Net (Loss)
for the
period ended
October 31,
1999          0           0        0           (8291)          (8291)

Balance
October 31,
1999          1,600,000   1,600    19,900      (8291)          13209


"See notes to condensed financial statements."

XAIBE, INC.
(A Development Stage Enterprise)

CONDENSED STATEMENT OF CASH FLOWS

For the period from July 17, 1998 (Inception)
Thru October 31, 1999


CASH FLOWS FROM OPERATING
ACTIVITIES:

Net Income (Loss)													     $(8,291)

Adjustments to Reconcile
Net (Loss) to Cash Flow From
Operating Activities:

Increase in license rights								 $(1,000)

Increase in deferred
offering costs			  	               (10,005)

Net cash provided (Used)
By operating activities										  (19,296)

CASH FLOWS FROM FINANCING
ACTIVITIES:

Issuance of Common
Stock	 															              21,500

Net increase in Cash	  										   2,204

CASH, BEGINNING OF PERIOD										 0

CASH, END OF PERIOD													    $2,204


"See notes to condensed financial statements."

XAIBE, INC.
(A Development Stage Enterprise)

NOTES TO CONDENSED FINANCIAL STATEMENTS (UNAUDITED)



NOTE A - BASIS OF PRESENTATION


The accompanying unaudited financial statements have been prepared in accordance with generally accepted accounting principles for interim financial information and with instructions to Regulation S-B. Accordingly, they do no include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. The accompanying statements should be read in conjunction with the audited financial statement of May 31, 1999. In the opinion of management, all adjustments (consisting only of normal recurring accruals) considered necessary in order to make the financial statements not misleading, have been included. Operating results for the period ended October 31, 1999 are not necessarily indicative of the results that may be expected for full calendar years ended June 30, 2000. The financial statements are presented on the accrual basis.